Exhibit 99.1
MATRIXX INITIATIVES REAFFIRMS SAFETY OF INTRANASAL ZICAM® COLD REMEDY GEL
Matrixx Initiatives, Inc., the manufacturer of Zicam® Cold Remedy intranasal zinc gluconate gel products, provides the following statement regarding ongoing confusion about the use of intranasal zinc gluconate and anecdotal reports of loss of smell. Media interested in obtaining further information are encouraged to contact Robert Murphy at (908) 273-1400.
PHOENIX, Jan. 25, 2007/ — Matrixx Initiatives, Inc., the maker of Zicam Cold Remedy intranasal zinc gel products, today issued the following update concerning the claims that use of Zicam Cold Remedy intranasal gel spray can lead to hyposmia (diminished smell) or anosmia (loss of smell).
Matrixx continues to believe that Zicam Cold Remedy intranasal gel does not cause loss of smell and that claims to the contrary are scientifically unfounded and misleading. The company believes that upper respiratory infections and nasal and sinus disease are the causes of the smell dysfunctions reported by some consumers. One of the most common causes of smell disorders is the cold itself, the very condition the product is used to treat. Others are sinusitis and rhinitis, conditions which are sometimes present when the product is used. The company’s position is supported by cumulative science, and it has now been confirmed by a multi-disciplinary panel of scientists and the decisions of four separate federal judges evaluating the scientific evidence in seven cases.
How Did Intranasal Zinc Gluconate Become Associated With Loss Of Smell?
To recap, in September 2003, Bruce Jafek, MD, made a highly publicized poster presentation suggesting that use of Zicam Cold Remedy intransal gel had caused an impairment of the sense of smell in several of his patients. The allegation was quickly picked up by the company’s competitors and entrepreneurial attorneys who established web sites seeking claimants and began preparing lawsuits. Dr. Jafek also began to appear in media interviews to increase the level of publicity.
In response to Dr. Jafek’s allegations, Matrixx requested the assistance of several respected scientists in evaluating the scientific basis for the presentation. This multi-disciplinary panel became a new Scientific Advisory Board for the company and at a series of meetings has reviewed the scientific evidence and designed experiments to further investigate the issues.
The Findings of the Scientific Advisory Board Concerning Zicam and Smell Loss
In February 2004, the Board initially reviewed Dr. Jafek’s presentation and found that the analysis was largely anecdotal and based on unsupported analogies and generally appeared to lack scientific merit. However, in an effort to further explore the issues raised by Dr. Jafek, the Board and the company designed and had performed studies to (1) better assess the causes of smell loss and the rate at which smell loss occurs; (2) determine whether any substantial amount of the nasal gel interacts with the smell tissue located at the very top portion of the nasal cavity;

and (3) evaluate through animal experiments how much Zicam would be needed to have any effect on smell function.
In 2004 and 2005, the studies designed by the Board were conducted and completed. After reviewing the data, the Board unanimously concluded that the cumulative scientific evidence failed to support the suggestion that Zicam use is associated with impairment of the senses of smell and taste. Rather, the evidence confirms that the major causes of smell loss are upper respiratory infection and nasal and sinus disease, all of which are ever-present in the population of Zicam users. None of the Zicam gel approaches the smell tissue when Zicam is used as directed, and there is only scant and questionable evidence that even trace amounts can reach the upper nasal cavity when the product is egregiously misused. The animal experiments indicated that it would take an extraordinary overdose of Zicam reaching the smell tissue to cause even a temporary effect on smell function.
The Findings of the Federal Courts
Federal courts are required to assess the validity and reliability of the opinions of scientific expert witnesses before they can be admitted into evidence and cases allowed to proceed to trial. Four separate federal judges in seven cases have now examined the scientific validity and reliability of Dr. Jafek’s theory that Zicam causes smell loss, and each has concluded that the theory has no reliable scientific support and was reached without application of proper scientific standards and procedures. One of these cases also dealt with similar opinions offered by two other expert witnesses, and similarly concluded that there was no reliable scientific basis for their conclusions that Zicam use leads to any impairment of the senses of smell and taste.
Following are some commonly misunderstood areas relating to this issue. Any attempt to report about this complex topic without first reviewing and understanding the facts in this statement would be incomplete and a disservice to millions of consumers who rely on Zicam Cold Remedy intranasal gel spray to safely and effectively get over the common cold faster.
What Causes A Loss Of Smell?
The most common cause of a loss of smell is the common cold (upper respiratory infection). In addition, loss of smell is a common companion of aging, usually (but not always) beginning sometime after the age of 501. It is estimated that 25 percent of cases are due to upper respiratory infections (including the common cold); about 20 percent to head trauma; and about 15 percent to nasal and sinus illnesses.2 The remaining cases are associated with a multitude of causes, ranging from medications to genetic defects to alcoholism to hormone disorders, such as diabetes mellitus and thyroid function.3 In many circumstances, the cause is never determined and the loss of smell is classified as idiopathic—cause unknown.3
What Accounts For The Nasal Discomfort Some Link To Loss Of Smell
Temporary discomfort such as nasal burning, stinging, sneezing, or increased nasal discharge resulting from the use of intranasal zinc gluconate gel is clearly listed on the product package. It is important to understand that there is no known causal relationship between the nasal stinging and/or burning that may occur with the use of many nasal products, including zinc gluconate-based gel, and a loss of smell.

Virtually any liquid entering the nose can cause stinging and/or burning. This is believed to be the result of the contact between the substance and the structure of the lower portion of the nose known as the inferior turbinate, which is responsible for quickly warming and humidifying incoming air. The inferior turbinate may be inflamed and especially sensitive during the course of a cold. Smell reception does not occur in this area. There is no basis for linking nasal burning and stinging with any impact on the ability to smell and taste.
Why Did Matrixx Settle The Original Lawsuits
The decision by Matrixx to settle some lawsuits was a business and economic decision. It was not based on any perception that the claims are legitimate. The company believes they are not and the courts that have been asked to rule on the question thus far have agreed. But Matrixx is a relatively small company with obligations to its shareholders and lawsuits are expensive. We continue to market and sell Zicam Cold Remedy intranasal gel, and we continue to successfully defend against these allegations in cases where to do so makes economic sense.
Is Zicam Cold Remedy Intranasal Gel Effective?
To date, each study designed to examine the efficacy of Zicam Cold remedy intranasal gel in reducing the severity and duration of the common cold when used as recommended within the first 48 hours of symptom onset has shown it to be effective. This includes two published double-blind, placebo-controlled, randomized clinical trials4,5.
REFERENCES
1.	Smell and Taste Disorders. Chapter 97. Disorders of the Nose and Sinuses. Chapter 221.The Merck Manual of Medical Information. Second Home Edition. Whitehouse Station, NJ: Merck Research Laboratories, 2003, pp 594-596.
2.	NIDCD Health Information. Statistics on Smell. National Institute on Deafness and Other Communication Disorders. Retrieved 10/15/2003 from www.nidcd.nih.gov/health/statistics/smell.asp
3.	Hummel T, Nordin S. Quality of life in olfactory dysfunction. Sense of Smell Institute.
4.	Hirt M, Nobel S, Barron E.: Zinc nasal gel for the treatment of common cold symptoms: A double-blind, placebo-controlled trial. Ear Nose Throat Journal 2000;79:778-780, 782.
5.	Mossad SB. Effect of zincum gluconicum nasal gel on the duration and symptom severity of the common cold in otherwise healthy adults. Quarterly Journal of Medicine 2003; 96:35-43.
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